Exhibit 10.1

As of December 22, 2014

H Licensing, LLC

475 Tenth Avenue

New York, New York 10018

Ladies and Gentlemen:

We are pleased to advise that Bank Hapoalim B.M. (the “Bank”) has agreed, subject to the conditions set forth below, to extend a term loan (the “Term Loan”) to H Licensing, LLC, a Delaware limited liability company (the “Borrower”), in the maximum principal amount of TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) (the “Term Loan”).

The Term Loan (1) shall be evidenced by a Promissory Note dated as of the date hereof executed by Borrower in favor of the Bank in the amount of $10,000,000.00 (the Promissory Note, together with any riders referred to in paragraph 3 thereto, as each may be amended, restated, supplemented or otherwise modified from time to time, shall collectively be referred to as the “Promissory Note”), (2) shall mature on October 1, 2019, and (3) shall be repaid by Borrower in accordance with the terms and conditions of the Promissory Note.

1177 Avenue of the Americas, New York, New York 10036-2790

www.bhiusa.com

1.          Conditions Precedent

The effectiveness of the Term Loan is subject to the satisfaction, in the Bank’s sole discretion, of the following conditions: (a) the Bank’s receipt of such documentation as it may request, including without limitation, the following, each in form and substance satisfactory to the Bank in all respects: (i) this Letter Agreement duly executed by the Borrower; (ii) the Promissory Note; (iii) (A) a Security Agreement executed by Borrower in favor of the Bank (as amended, restated, supplemented or otherwise modified from time to time, the “Asset Security Agreement”) and (B) an Intellectual Property Security Agreement executed by Borrower in favor of the Bank (as amended, restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”; the Security Agreement and the IP Security Agreement shall be collectively referred to herein as the “Security Agreement”); (iv) a guaranty to perform the obligations of Borrower to the Bank executed on behalf of Xcel Brands, Inc.(“Parent”), IM Brands, LLC (“IM Brands”) and JR Licensing, LLC (“JR Licensing” together with Parent and IM Brands, each a “Guarantor” and collectively, “Guarantors”); (v) a Pledge Agreement executed by Parent. with respect to all of the Stock of Borrower (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”); (vi) an amendment with respect to the loan documentation between IM Brands and the Bank (the “IM Brands Amendment”); (vii) an amendment with respect to the loan documentation between JR Licensing and the Bank (the “JR Licensing Amendment”), (viii) an opinion of the Borrower’s and Guarantors’ legal counsel, covering such issues as the Bank may reasonably request; (ix) a resolution by Borrower’s Manager approving and authorizing the execution, delivery and performance of the Loan Documents (as defined below) and any transaction contemplated thereby as well as the incumbency and signatures of those authorized to sign and act with respect to the Loan Documents; (x) a resolution by IM Brands’ Manager approving and authorizing the execution, delivery and performance of the IM Brands Amendment and any transaction contemplated thereby; (xi) a resolution by JR Licensing approving and authorizting the execution, delivery and performance of the JR Licensing Amendment and any transactions contemplated thereby; (xii) a letter of direction from Borrower to the Bank with respect to the disbursements of the proceeds of the Term Loan; and (xiii) any other documents as the Bank may reasonably require; (b) the Borrower’s entering into such various collateral, security and/or control documents designed to create and perfect the Bank’s security interest in certain assets of Borrower and any other documents or instruments related thereto as required by the Bank and its counsel; (c) certified copies of UCC, intellectual property, tax lien and judgment searches or other evidence satisfactory to Lender, listing all effective financing statements which name Borrower(under present name, any previous name or any trade or doing business name) as debtor and covering all jurisdictions requested by the Bank, together with copies of such other financing statements and recordations; (d) the Bank’s receipt of a current appraisal of the Borrower’s Trademarks (as such term is defined in the IP Security Agreement) conducted at the Borrower’s expense in form and substance acceptable to the Bank and performed by a firm acceptable to the Bank; (e) the Bank shall have received fully executed letters satisfactory to Lender confirming that all liens and security interests upon any property of Seller purchased by Borrower pursuant to the Acquisition Agreement shall be released immediately upon consummation of the transactions contemplated by the Acquisition Agreement; (f) the Bank’s receipt of a field examination with respect to the business and assets of Borrower performed by a field examiner acceptable to the Bank with results satisfactory to the Bank; (g) Borrower shall have furnished the Bank (i) a summary of all of the Borrower’s existing insurance coverage and (ii) evidence acceptable to the Bank that the insurance policies required by Section 4(x) hereof have been obtained and are in full force and effect (and, if requested by the Bank, copies of such policies); (h) the Bank shall have received satisfactory evidence that Borrower and Guarantors have obtained all required consents and approvals of all Persons including all requisite governmental authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents; (i) the Bank shall have completed its business and legal due diligence, including agreements relating to the Trademark Licenses with results satisfactory to the Bank; (j) payment to the Bank of the commitment fee in the amount of $100,000, such payment to be made from the proceeds of the Term Loan; (k) the Liabilities shall not exceed fifty percent (50%) of the current fair market value of the Borrower’s Trademarks, as such value is set forth in the most recent appraisal acceptable to the Bank of the Borrower’s Trademarks, as prepared by an independent appraisal firm acceptable to the Bank; (l) the Bank shall be satisfied that, subject only the funding of the Term Loan and the use of proceeds thereof, all conditions precedent to the consummation of the Acquisition will have been satisfied or duly waived with the consent of the Bank and the Acquisition will have been consummated in accordance with the Acquisition Agreement; and (m) Borrower shall have received an equity contribution of at least $6,000,000 from Parent from the net proceeds of a capital raise by Parent.

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This Letter Agreement, the Promissory Note, the Security Agreement, each Guaranty, the Pledge Agreement, any Rate Contract between Borrower and Bank or an affiliate of Bank and any documents or instruments entered into in connection with any of the foregoing shall be referred to herein as the “Loan Documents”.

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2.          Representations and Warranties

In order to induce the Bank to enter into this Letter Agreement and to make available the Term Loan provided for herein, Borrower makes the following representations and warranties to the Bank, all of which shall survive the execution and delivery of the Loan Documents: (a) Organization, Good Standing and Due Qualification. Borrower is a limited liability company duly organized and existing under the laws of the State of Delaware and has the full power, authority and legal right to own its assets and conduct its business as it is now being conducted. (b) Company Power and Authority. Borrower has the requisite power and authority to execute, deliver and carry out the terms of the Loan Documents and has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Loan Documents. Each of the Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that enforceability of any such Loan Document may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or limiting the right of specific performance. The execution and delivery of, the performance of its obligations under, and compliance with the provisions of the Loan Documents by Borrower will not: (i) contravene any existing applicable law, statute, rule or regulation or any judgment decree or permit to which Borrower is subject, the contravention of which would have a material adverse effect on the Borrower’s operations; (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other instrument to which Borrower is a party or is subject or by which it or any of its property is bound; (iii) contravene or conflict with any provisions of the Borrower’s Certificate of Formation and Limited Liability Company Agreement; or (iv) result in the creation or imposition of, or oblige Borrower to create, any lien or encumbrance on the Borrower’s assets, rights or revenues, except as provided for in the Loan Documents. (c) Litigation. No litigation, arbitration or administrative proceeding is pending or, to the knowledge of Borrower and its respective officers, threatened against Borrower or any other Person affiliated with Borrower, which could have a material adverse effect on the Borrower’s intellectual property or the business, assets or financial condition of Borrower or any other Person affiliated with Borrower, except as specifically set forth on Schedule I hereto. (d) Disputes. There is not in existence nor to the Borrower’s knowledge is there likely to occur any dispute with any governmental or other authority or any other dispute of any kind which in any such case may materially adversely affect it or its business or assets. (e) Undisclosed Obligations. Except as set forth in on Schedule II hereto, there are no liabilities of any Person of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a material adverse effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents. (f) Immunity. To the knowledge of the Borrower, neither Borrower nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement). (g) Consents, Approvals. Every consent, authorization, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by Borrower to authorize, or required by Borrower in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Loan Documents or the performance by Borrower of its obligations under the Loan Documents has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same. (h) Investment Company. Borrower is not an “investment company” or a company controlled by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Borrower is not subject to regulation under any federal or state statute or regulations that limit its ability to incur any indebtedness. (i) Margin Stock. Borrower is not engaged principally in the business of extending credit for the purpose of purchasing or carrying any “Margin Stock” as defined in Regulation U, and no part of the proceeds of any Extension of Credit will be used in a manner that would result in the Extensions of Credit being deemed to be a “purpose credit” under Regulation U of the Federal Reserve Board, as the same may at any time be amended or modified and in effect. (j) No Default. Borrower is not, nor would it be with the giving of notice or lapse of time, in breach of or in default under any agreement relating to indebtedness to which it is a party or by which it may be bound or under any material agreement binding upon it which could reasonably be expected to have a material adverse effect on the Borrower’s business assets or financial condition. (k) Security Documents. The Security Agreement is effective to create in favor of the Bank a legal, valid and enforceable security interest in the collateral as defined and qualified therein. (l) Subsidiaries. Set forth on Schedule III is a true and complete list of all of the Subsidiaries of the Borrower, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. (m) Financial Statements. The internally prepared opening balance sheet of Borrower, the financial statements of Parent and its Subsidiaries on a consolidated and consolidating basis for the fiscal quarter ending September 30, 2014, and the most recent annual balance sheets of Parent and its Subsidiaries, together (in each case) with the related statements of income and the related notes and supplemental information delivered to the Bank, have been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements. All of such financial statements fairly present the financial position or the results of operations of Parent and its Subsidiaries at the dates or for the periods indicated, and reflect all known liabilities, contingent or otherwise, that GAAP requires, as of such dates, to be shown or reserved against. (n) Intellectual Property. Schedules A and B to the IP Security Agreement contain a true, correct and complete list of all of the Borrower’s registered Copyrights, registered Trademarks and Revenue Licenses. (o) License Agreements. Borrower has provided to the Bank true, correct and complete copies of each Revenue License, including all material amendments, schedules, exhibits and other attachments thereto, all conditions to the effectiveness of each Revenue License have been satisfied on or prior to the date hereof, and to the knowledge of Borrower no material defaults exist with respect to any of the Revenue Licenses except as disclosed to the Bank on Schedule IV hereto. (p) Acquisition Agreements. As of the date of this Agreement, Borrower has delivered to the Bank a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Neither Borrower, any Guarantor nor to the best of Parent’s and Borrower’s knowledge, any other Person party thereto is in default in the performance or compliance with any provisions thereof. The Acquisition Agreement complies with, and the Acquisition has been consummated in accordance with, all applicable laws. The Acquisition Agreement is in full force and effect as of the date of this Agreement and has not been terminated, rescinded or withdrawn. All requisite approvals by governmental authorities having jurisdiction over Borrower, any Guarantor or, to the best of Parent’s and Borrower’s knowledge, any Seller with respect to the transactions contemplated by the Acquisition Agreement have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Acquisition Agreement or to the conduct by any Guarantor or by Borrower of its business thereafter. To the best of Borrower’s knowledge, none of any Seller’s representations or warranties in the Acquisition Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by each of Parent and Borrower in the Acquisition Agreement is true and correct in all material respects.

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3.          Financial Reporting Requirements

(a)          Borrower and Parent each hereby agrees that, so long as the Term Loan remains in effect and any amount is due and owing to Bank thereunder, it shall submit to the following reporting requirements:

(i)          Annual Financial Statements.  Furnish to Bank within one hundred and twenty (120) days after the close of each fiscal year of Parent, a copy of the audited financial statement of Parent and its Subsidiaries on a consolidated basis as at the end of such fiscal year and statements of income and of cash flows for such fiscal year, prepared by CohnReznick LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Bank. In addition, no later than the delivery of such audited financial statements, the Borrower shall furnish to the Bank the corresponding consolidating balance sheets of Parent and each of its Subsidiaries as at the end of each fiscal year and statements of income and of cash flows for such fiscal year.

(ii)         Quarterly Financial Statements.  As soon as available and in any event within sixty (60) days after the end of each of the first three quarterly periods of each fiscal year of Parent, a copy of internally prepared financial statement of Parent and its Subsidiaries on a consolidated basis together with consolidating balance sheets of Parent and each of its Subsidiaries as of the end of such quarter, the related statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter together without a summary of Parent Allocable Expenses consistent with such expenses reported in Parent’s filings with the Securities and Exchange Commission, setting forth commencing with the fiscal quarter ending June 30, 2015 in each case in comparative form the figures as of the end of and for the corresponding period, in the previous year.

(iii)        Covenant Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clause (a)(i) and (a)(ii) of this Section 3, provide a covenant compliance certificate of an authorized officer or Manager of Parent and Borrower substantially in the form of Exhibit A hereto and otherwise in form and substance satisfactory to the Bank in all respects.

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(iv)         Royalty Collections Reports. Borrower shall furnish to the Bank within sixty (60) days after the close of each calendar quarter a copy of its Quarterly Royalty Collections Report showing actual royalties billed and collected in the period covered thereby and setting forth the GMR for such period. For purposes of this Letter Agreement, the term “Quarterly Royalty Collections Report” shall mean a report substantially in the form of Exhibit B hereto and “GMR” shall mean guaranteed minimum royalties.

(b)          Borrower further agrees that, so long as the Term Loan remains in effect and any amount is due and owing to Bank thereunder:

(i)          Complete Statements. All financial statements required pursuant to paragraphs (a)(i) and (a)(ii) of this Section 3 shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein except with respect to interim financial statements the absence of footnotes and subject to year-end adjustments.

(ii)         Fiscal Year. The fiscal year of Parent and Borrower shall conclude on December 31st of each year.

4.          Financial and Other Covenants

Borrower and Parent hereby agree that, so long as the Term Loan remains in effect and any amount is due and owing to Bank thereunder, Borrower and Parent shall submit to the following requirements:

(a)          Minimum Net Worth. Net Worth of Parent and its Subsidiaries on a consolidated basis shall not be less than $40,000,000 at the end of any fiscal quarter.

(b)          Minimum Liquid Assets. Liquid Assets of Parent and its Subsidiaries on a consolidated basis shall be at least $4,500,000 at all times.

(c)          Fixed Charge Coverage Ratio. The Fixed Charge Ratio of Parent and its Subsidiaries on a consolidated basis at the end of each fiscal quarter for the twelve fiscal month period ending on such fiscal quarter shall not be less than 1.20 to 1.00.

(d)          Capital Expenditures. Capital Expenditures of Parent and its Subsidiaries on a consolidated basis in any fiscal year shall not exceed $1,300,000 of which not more than $500,000 shall be Capital Expenditures for the retail division for the fiscal year ending on December 31, 2015 and $500,000 for the fiscal year ending on December 31, 2016 and each fiscal year end thereafter, provided that Bank may, in its reasonable discretion, permit Capital Expenditures for the retail division based upon profitable operations of the retail division.

(e)          Minimum EBITDA of Borrower. Borrower’s loss, if any (prior to Parent Allocable Expenses) for the fiscal year ending December 31, 2015 cannot exceed $500,000 and EBITDA of Borrower shall not be less than $4,500,000 for the fiscal year ending December 31, 2016 and not less than $5,000,000 for the fiscal year ending December 31, 2017 and each fiscal year end thereafter.

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(f)          Minimum EBITDA of Parent. EBITDA of Parent and its subsidiaries on a consolidated basis shall not be less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $15,500,000 for the fiscal year ending on December 31, 2016 and not less than $17,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter.

(g)          Minimum License Royalty Income. Borrower shall have license royalty income of at least $6,000,000 each fiscal year commencing for the fiscal year ending December 31, 2016.

(h)          Financial Information. Borrower and Parent shall (i) provide the Bank with such financial and other information concerning Parent, Borrower, Guarantor and their affairs, as the Bank may from time to time reasonably request, (ii) promptly inform the Bank of any occurrence of which it becomes aware which might adversely affect its ability to perform its obligations under the Loan Documents and of any default under the Loan Documents forthwith upon becoming aware thereof, and (iii) promptly inform the Bank of any threatened litigation or administrative or arbitration proceedings before or of any court, tribunal, arbitrator of other relevant authority that may be Material to Borrower or affect a Material part of the Borrower’s assets.

(i)          Consents; Taxes. Borrower and Parent shall (i) obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every material consent, authorization, material license or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things, which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under the Loan Documents; (ii) comply in all material respects with all applicable laws, rules, regulations and orders of any governmental agency having jurisdiction over Borrower or Parent; (iii) pay to the appropriate governmental authorities when due, all Federal, state, local and other Taxes required to be paid or deposited by Borrower or Parent, except that Borrower or Parent may defer any such payment while Borrower or Parent is diligently contesting the respective Taxes in good faith by appropriate proceedings, but any such deferment shall not extend beyond the time when such unpaid Taxes would become a lien upon any of Borrower’s or Parent’s assets. Borrower will furnish the Bank promptly at the Bank’s request with evidence satisfactory to the Bank establishing payment of such Taxes, assessments and contributions. In the Bank’s discretion, the Bank shall have the right (but shall not be obligated) to pay any such Tax, assessment or contribution (including any interest or penalties thereon) for Borrower’s or Parent’s benefit in the event Borrower or Parent shall fail timely to do so and provided the non-payment of such Tax will result in a lien or security interest encumbering the assets which will be prior to the lien and security interest held by the Bank; any such payment shall be deemed an advance hereunder bearing interest at the Loan Rate (as such term is defined in the Promissory Note) and payable in the manner specified therein. Borrower shall, promptly on demand, reimburse the Bank for any such payment and any costs and expenses (including reasonable attorneys’ fees) which the Bank may incur in connection therewith.

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(j)          Company Existence. Borrower will maintain its existence as a limited liability company and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained. Parent will maintain its existence as a corporation and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

(k)          Encumbrances. Borrower shall not create, effect or permit to exist any Encumbrance over all or any part of its assets except for (i) liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower or Parent in conformity with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of Borrower or Parent; (vi) liens in existence on the date hereof listed on Schedule IV hereto, provided that no such lien is spread to cover any additional property after the date hereof and that the amount of indebtedness secured thereby is not increased; (vii) liens securing indebtedness of Borrower or Parent incurred to finance the acquisition of fixed or capital assets, provided that (x) such liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (y) such liens do not at any time encumber any property other than the property financed by such indebtedness and (z) the amount of indebtedness secured thereby is not increased; (viii) liens created pursuant to the Security Agreement and the Pledge Agreement; (ix) any interest or title of a lessor under any lease entered into by Parent, Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; and (x) the interests of non-exclusive licensees under license agreements entered into in the ordinary course of business. Parent shall not create, effect or permit to exist any Encumbrance over all or any part of any of its assets pledged as collateral security for the Liabilities.

(l)          Indebtedness. Neither Borrower nor Parent shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any indebtedness for borrowed money, reimbursement or payment obligations or any obligation evidenced by notes, bonds, debentures or similar instruments other than (a) pursuant to the Loan Documents; (b) indebtedness to Parent or any of its Subsidiaries; provided that any such indebtedness to Parent or any of its Subsidiaries shall be subordinated to the Liabilities on terms and conditions reasonably satisfactory to the Bank; (c) indebtedness (including, without limitation, capital lease obligations) secured by liens permitted by clause (vii) of Section 4(j) in an aggregate principal amount not to exceed $750,000 at any one time outstanding; (d) indebtedness outstanding on the date hereof and listed on Schedule II hereto and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof and any shortening of the maturity of any principal amount thereof) except that Borrower and Parent may amend the indebtedness listed on Schedule II to (i) modify the manner, calculations or mechanics by which amounts thereunder are payable in capital stock of Parent and (ii) extend the maturity of all or any portion of the indebtedness evidenced thereby; (e) unsecured indebtedness not to exceed $500,000 in the aggregate at any time outstanding; (f) indebtedness under Rate Contracts entered in the ordinary course of business in order to mitigate interest rate, currency or similar risks and not for speculative purposes with respect to the Term Loan; (g) guarantee obligations of Parent with respect to the obligations of any Subsidiary of Parent; and (h) guarantee obligations of Borrower with respect to the obligations of IM Brands and JR Licensing to the Bank.

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(m)          No Merger. Neither Borrower nor Parent shall merge or consolidate with any other Person, acquire all or substantially all of the assets or Stock of any Person except (a) any Subsidiary of Borrower may be merged or consolidated with or into Borrower provided Borrower shall be the continuing or surviving entity; (b) any Subsidiary of Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower only; (c) any Subsidiary of Parent (other than Borrower, JR Licensing and IM Brands) may be merged or consolidated with or into Parent provided Parent shall be the continuing or surviving entity; (d) any Subsidiary of Parent (other than Borrower, JR Licensing and IM Brands) may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Parent; (e) as otherwise expressly permitted pursuant to the terms of the Promissory Note; and (f) Parent may acquire the assets or stock of any Person provided that such acquisition is not financed in whole or in part from any distributions, loans or other assets of Borrower, any Subsidiary of Borrower, JR Licensing or IM Brands.

(n)          Dispositions. Borrower shall not sell, transfer, lend or otherwise dispose of or cease to exercise direct control over any part of its assets, undertakings or revenues which, in the commercially reasonably opinion of the Bank, is material, other than (a) dispositions of obsolete, worn out or damaged equipment not used in the Borrower’s business; (b) as permitted pursuant to the terms of the IP Security Agreement; (c) the sale of inventory in the ordinary course of business; (d) dispositions permitted by clause (b) of Section 4(l); (e) the disposition of any or all of the assets of Borrower to any of its Subsidiaries; (f) the disposition of other assets having a fair market value not to exceed $750,000 in the aggregate for any of the Borrower’s fiscal years; (g) any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any property of Borrower, Parent or any of their respective Subsidiaries if such property is Collateral (as defined in the Security Agreement or the Pledge Agreement); and (h) non-exclusive licenses of intellectual property in the ordinary course of business.

(o)          Affiliate Transactions. None of Borrower, Parent nor any of their respective subsidiaries shall enter into any transaction with any of its affiliates, unless such transaction is on terms not materially less favorable than if the transaction had been negotiated in good faith on an arm’s length basis with a non-affiliate; provided, however, Parent may allocate to Borrower general administrative and other corporate expenses of Parent (“Parent Allocable Expenses”) in accordance with Parent’s expense allocation method that is an acceptable methodology with segment reporting.

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(p)          Distributions. Neither Parent nor Borrower shall declare or pay any dividends on or make any other distribution with respect to any equity interests, except that: (i) any Subsidiary of Borrower may make such payments to Borrower; (ii) Borrower may make such payments to Parent in order to permit Parent to make Capital Expenditures and pay overhead, employment cost and expenses and similar expenses to the extent incurred in connection with the operation of the business of Borrower and the Borrower’s Subsidiaries; provided, however, that (x) such expenses shall not include interest expense of Parent, scheduled payments of principal on funded debt of Parent or capital expenditures of Parent that do not relate to the business of Borrower and Borrower’s Subsidiaries and (y) to the extent Parent has any Subsidiary other than Borrower, any such expenses which do not relate exclusively to the business and operations of Borrower and the Borrower’s Subsidiaries or any such other Subsidiary shall be allocated ratably among Borrower and each such other Subsidiary and Borrower shall only make such payments to Parent in an amount equal to its ratable share of such expenses and any such expenses which relate directly to the operations of such other Subsidiary shall be paid directly or indirectly by such other Subsidiary (such distributions, the “Expense Distributions”); (iii) Borrower may make such payments to Parent in an amount equal to the estimated federal, state and local tax liability of Parent resulting from any taxable income (net of all losses, including for prior years to the extent permitted to be deducted) of the Borrower, which such distribution may be made on a quarterly basis not more than five (5) business days prior to the date on which any quarterly estimated tax payment is payable by Parent; provided, however, that, upon determination of the actual tax liability of Parent with respect to the taxable income of Borrower for any tax year, the next quarterly estimated payment shall be increased or reduced by the difference between the estimated payments made during such tax year and such actual tax liability (such distributions, the “Tax Distributions”); (iv) Borrower may make such payments to Parent in amount equal to the franchise and other tax liability (other than for the tax liability covered by clause (iii) above) of Parent as respects the business of Borrower and Borrower’s Subsidiaries; and (v) subject to compliance with Section 4(q), Borrower may make distributions from Excess Cash Flow on or after January 1, 2016, in an amount not to exceed fifty percent (50%) of Excess Cash Flow.

(q)          Cash Flow Recapture. If for any fiscal year commencing with the fiscal year ending on December 31, 2015, there shall be Excess Cash Flow for such fiscal year, the Borrower shall pay to Bank an amount equal to twenty percent (20%) of such Excess Cash Flow (the “Cash Flow Recapture Requirement”), to be applied by Bank to the principal amount of the Term Loan in the reverse order of maturity. The Cash Flow Recapture Requirement for any such fiscal year shall be received by the Bank no later than the date of delivery of the financial statements for such fiscal year required pursuant to Section 3(a)(i).

(r)          Bank Accounts. Within sixty (60) days of the date hereof Borrower shall have established its primary operating bank accounts at the Bank, and thereafter Parent and its Subsidiaries and Borrower shall, during the term hereof, maintain its primary deposit accounts and operating accounts at the Bank in accordance with the standard account documents of the Bank such that at least 80% of the aggregate amount of cash of such Persons are in deposit accounts at the Bank.

(s)          Subsidiaries. Borrower shall not permit or suffer to exist the formation of additional Subsidiaries unless the Bank consents to such new Subsidiary in writing.

(t)          Trademarks and License Agreements. Borrower shall provide (i) written notice to the Bank immediately upon any occurrence described in paragraph D(6) of the Promissory Note and (ii) within forty-five (45) days after the close of each calendar quarter a written report summarizing all material changes to and material Defaults under any Revenue License.

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(u)          Use of Proceeds. Borrower shall use the proceeds of the Term Loan (i) to finance in part the Acquisition, (ii) to pay transaction fees and expenses incurred in connection with the transactions contemplated by the Acquisition, this Letter Agreement and the other Loan Documents and (iii) and for general working capital purposes.

(v)          Inspections and Appraisals. At all times during normal business hours upon reasonable advance notice to Borrower (provided that no notice shall be required if an Event of Default has occurred and is continuing), the Bank and/or any agent of the Bank shall have the right to (i) have access to, visit, inspect, review, evaluate and make physical verification and appraisals of Borrower’s properties and the collateral securing the Term Loan, (ii) inspect, audit, photograph and copy and make extracts from Borrower’s and Parent’s Books and Records, including management letters prepared by independent accountants, and (iii) discuss with Borrower’s and Parent’s principal officers and independent accountants Borrower’s and Parent’s business, assets, liabilities, financial condition, results of operations and business prospects. The Bank’s inspection rights under this clause (s) shall be at the sole cost and expense of the Bank and, except upon the occurrence and during the continuance of an Event of Default, be limited to no more than twice in any calendar year. Borrower and Parent each will deliver to the Bank any instrument necessary for the Bank to obtain records from any service bureau maintaining records for Borrower or Parent.

(w)          Exchange Controls. To the extent that Borrower or Parent trades or purchased foreign currency, Borrower and Parent each shall obtain any Exchange Control Permit deemed by the Bank to be necessary or appropriate; and obtain the renewal of any such Exchange Control Permit at least thirty (30) days prior to its expiration.

(x)          Insurance. Borrower and Parent shall each (i) keep its assets which are of an insurable character insured (to the extent and for the time periods consistent with or greater than normal industry standards) by financially sound and reputable insurers against loss or damage by fire, explosion, theft, terrorism or other hazards which are included under extended coverage in amounts not less than the replacement value of the property insured, and Borrower shall maintain with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property (including officers and directors liability coverage) to the extent and in the manner consistent or greater than normal industry standards, (ii) within thirty (30) days of the date hereof, provide to the Bank copies of its insurance policies evidencing to the reasonable satisfaction of the Bank that endorsements have been made to such policies adding the Bank as additional insured and/or lender’s loss payee, as applicable, and (iii) within ten (10) business days of the date hereof, provide to the Bank certificates of insurance reasonably satisfactory to the Bank with respect to all existing insurance coverage, which certificates shall name the Bank as additional insured and/or lender’s loss payee, as applicable (including, without limitation, naming the Bank as additional insured under any umbrella policy), and shall evidence the Borrower’s compliance with this Section 4(w) with respect to all insurance coverage existing as of the date hereof. Borrower shall maintain at all times life insurance insuring the life of Judith Rikpa in an amount at least equal to $10,000,000 issued by an insurer acceptable to the Bank and the proceeds of such policy shall have been assigned to the Bank.

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(y)          Acquisition Agreement Amendments. Neither Borrower nor Parent shall waive or otherwise modify any term of the Acquisition Agreement, except for those that do not materially affect the rights and privileges of any of Borrower or Parent and do not materially affect the interests of the Bank under the Loan Documents or in the Collateral.

(z)          Retail Stores. Neither Borrower nor any Subsidiary of Borrower shall establish or acquire a Retail Store.

(aa)        Trademark Assignments. No later than ten (10) business days following the issuance by the U.S. Patent & Trademark Office of a Notice of Acceptance of the evidence of use in connection with any pending application for any trademark still owned by Seller and covered by the Acquisition Agreement, Borrower shall use it best efforts, including, without limitation, commencing and pursuing litigation, to cause Seller to assign such trademark to Borrower.

5.          Miscellaneous

Capitalized terms not defined in this Letter Agreement shall have the meaning ascribed thereto in the Promissory Note.

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As used herein, the following terms shall have the following meanings: “Acquisition” means the acquisition of all or substantially all of the intellectual property assets of Seller pursuant to the terms of the Acquisition Agreement. “Acquisition Agreement” shall mean the Asset Purchase Agreement dated as of December 22, 2014 among Parent, Borrower and Seller. “Books and Records” shall mean all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the collateral securing the Term Loan or otherwise necessary or helpful in the collection thereof or the realization thereupon. “Capital Expenditures” shall mean all payments or accruals (including obligations under capital leases) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP. “Cash Flow From Operations” shall mean as respects Borrower, cash flow from operations as determined in accordance with GAAP. “EBITDA of Borrower” shall mean, for any period for Borrower (without duplication), an amount equal to (a) Net Income (Loss) for Borrower for such period before Parent Allocable Expenses, minus, (b) to the extent included in calculating Net Income (Loss) for Borrower, the sum of, without duplication, (i) interest income (whether cash or non-cash) for such period, (ii) income tax credits for such period, (iii) gain from extraordinary or non-recurring items for such period (including, without limitation, non-cash items related to purchase accounting) and (iv) deferred compensation payments (regardless of when accrued), plus (c) the following to the extent deducted in calculating such Net Income (Loss), (i)  interest charges for such period, (ii) the provision for all federal, state, local and foreign taxes payable for such period and the amount of permitted payments in Section 4(p)(iii) deducted in calculating Net Income (Loss), (iii) the amount of depreciation and amortization expense for such period, (iv) the transaction fees, costs and expenses incurred in connection with the negotiation and execution of this Letter Agreement and the other Loan Documents and any amendments hereto or thereto and in connection with the transactions contemplated by the Acquisition, (v) all other extraordinary or non-recurring non-cash charges (including, without limitation, non-cash items related to purchase accounting), (vi) deferred management salaries (accrued but not paid) and (vii) all non-cash compensation (including without limitation, stock or equity compensation) in such period. “EBITDA of Parent” shall mean, for any period for Parent and its Subsidiaries on a consolidated basis (without duplication), an amount equal to (a) Net Income (Loss) for Parent and its Subsidiaries on a consolidated basis for such period, minus, (b) to the extent included in calculating Net Income (Loss) for Parent and its Subsidiaries on a consolidated basis, the sum of, without duplication, (i) interest income (whether cash or non-cash) for such period, (ii) income tax credits for such period, (iii) gain from extraordinary or non-recurring items for such period (including, without limitation, non-cash items related to purchase accounting) and (iv) deferred compensation payments (regardless of when accrued), plus (c) the following to the extent deducted in calculating such Net Income (Loss), (i)  interest charges for such period, (ii) the provision for all federal, state, local and foreign taxes payable for such period and the amount of permitted payments in Section 4(p)(iii) deducted in calculating Net Income (Loss), (iii) the amount of depreciation and amortization expense for such period, (iv) the transaction fees, costs and expenses incurred in connection with the negotiation and execution of this Letter Agreement and the other Loan Documents and any amendments hereto or thereto and the transactions contemplated by the Acquisition, (v) all other extraordinary or non-recurring non-cash charges (including, without limitation, non-cash items related to purchase accounting), (vi) deferred management salaries (accrued but not paid) and (vii) all non-cash compensation (including without limitation, stock or equity compensation) in such period. “Encumbrance” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing) or any options or rights of first refusal with respect to securities, or any shareholders or stockholders agreement or arrangement of any kind or nature whatsoever. “Excess Cash Flow” shall mean (without duplication), for any fiscal period, Cash Flow from Operations for such period less (a) Capital Expenditures not made through the incurrence of indebtedness less (b) all cash interest and principal (including indebtedness owed to the Bank) paid or payable during such period less (c) all Taxes paid or payable during such period less (d) all Tax Distributions made during such period. “Exchange Control Permit” shall mean any permit or license issued by a Governmental Authority outside the United States under which any Party is permitted (a) to incur and pay any of the Liabilities in the United States in any currency(ies) in which denominated or (b) to enter into, incur and/or perform any other obligation or Loan Document. “Expense Distributions” shall have the meaning given to such term in Section 4(o). “Fixed Charge Coverage Ratio” shall mean for any period, as respects any Person, the ratio of (a) EBITDA of such Person for such period plus Liquid Assets minus Capital Expenditures of such Person to (b) the Fixed Charges for such period. “Fixed Charges” shall mean for any period, as respects any Person, the sum of (a) the cash interest expense of such Person for such period, (b) the principal amount of total debt of such Person having a scheduled due date during such period, (c) all Tax Distributions and (d) all other cash distributions or dividends made by such Person. “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time consistently applied (except for accounting changes in response to FASB releases or other authoritative pronouncements). “Letter Agreement” shall mean this letter agreement, as may be amended, restated, supplemented or otherwise modified from time to time. “Licenses” shall have the meaning assigned to such term in the IP Security Agreement. “Liquid Assets” shall mean (a) assets (which are unencumbered except as permitted pursuant to the terms of the Loan Documents) in the form of cash and cash equivalents consisting of certificates of deposit and money market funds issued by a commercial bank having net assets of not less than $500 million less (b) the amount of any Encumbrances thereon and any unsatisfied judgment, writ, order of attachment, levy or garnishment entered or issued against Borrower, Parent or any of its Subsidiaries. “Master License Agreement” shall mean the Master License Agreement between Borrower and Seller dated December 22, 2014. “Net Income (Loss)” shall mean with respect to Borrower and for any period, the aggregate net income (or loss) after taxes for such period, determined in accordance with GAAP but excluding for all purposes (a) net income of minority-owned Subsidiaries (except to the extent of net income distributed or representing a management fee or other similar fee), (b) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions of such income is not permitted by the organizational documents of such Subsidiary or by operation of law, (c) unrealized gains or losses due solely to fluctuations in currency values, (d) earnings (or losses) resulting from my revaluation or write-up or write-down of assets and (d) unrealized gains or losses under all interest rate or currency forwards, options, swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by Borrower providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies. “Net Worth” shall mean, as at any date of determination an amount equal to (a) all of the assets of Parent and its Subsidiaries on a consolidated basis that, in accordance with GAAP, are properly classified as assets on such date, minus (b) all liabilities of Parent and its Subsidiaries on a consolidated basis that, in accordance with GAAP, are properly classified as liabilities at such date. “Parent Allocable Expenses” shall have the meaning given to such term in Section 4(n). “Person” shall mean any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority. “QVC Agreement” shall mean the License Agreement dated as of December 22, 2014 among QVC Inc., Borrower and Parent. “Rate Contracts” shall mean swap agreements and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates. “Retail Stores” shall mean retail store locations of Borrower or any Subsidiary of Borrower, but shall not include e-commerce retail locations. “Revenue License” shall mean each License pursuant to which Borrower is entitled to receive revenue from the licensee party thereto. “Royalty Revenue Amount” shall mean an amount equal to the gross royalty revenue of Borrower for the immediately preceding fiscal year. “Seller” means The H Company IP, LLC. “Stock” shall mean all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended). “Subsidiary” shall mean, with respect to Parent and the Borrower, a corporation, exempted company, partnership, exempted limited partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned by Parent or the Borrower, as the case may be. “Tax Distributions” shall have the meaning given to such term in Section 4(o). “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including interest, additions to tax and penalties applicable thereto. “Trademark Licenses” shall have the meaning assigned to such term in the IP Security Agreement.

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Until the maturity of the Term Loan and the payment in full of all obligations thereunder and all of Borrower’s obligations under the Loan Documents, the Bank shall retain the security interests in the collateral granted under the Security Agreement and the Pledge Agreement and the ability to exercise any and all rights and remedies available to it pursuant to the Loan Documents and applicable law.

No delay on the part of the Bank in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. The options, powers and rights of the Bank specified in the Loan Documents are in addition to those otherwise created by law or under any other agreement between Borrower and the Bank. No amendment, modification or waiver of any provision of the Loan Documents, nor consent to any departure by Borrower therefrom shall be effective, unless the same shall be in writing and signed by the Bank. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. This Letter Agreement and the other Loan Documents embody the entire agreement and understanding between the Bank and Borrower with respect to the Term Loan and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between this Letter Agreement and any other Loan Document, this Letter Agreement shall control and govern. Borrower agrees to pay all reasonable costs and expenses incurred or payable by the Bank in connection with the documentation, administration and interpretation of the Loan Documents, including reasonable attorneys’ fees and disbursements. Borrower agrees to pay all costs and expenses incurred or payable by the Bank in connection with the enforcement or collection of the Loan Documents, including court costs and reasonable attorneys’ fees and disbursements. This Letter Agreement shall be binding on Borrower and its successors and assigns, provided that Borrower shall not have the right to assign its rights hereunder or thereunder or any interest herein or therein without the Bank’s prior written consent. This Letter Agreement shall be governed by, and for all purposes shall be construed in accordance with, the laws of the State of New York. For purposes of any action, suit or proceeding in connection with this Letter Agreement or any other credit document, Borrower and the Bank hereby irrevocably submit to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York and irrevocably agrees that any such action, suit or proceeding may be brought by any party in any such New York or federal court and that a service of process may be made upon any party by mailing a copy of the summons to it, by registered or certified mail, at its address set forth in the Note. Nothing herein shall affect the Bank’s right to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction or to serve process in any other manner permitted by applicable law. IN ANY SUCH ACTION, SUIT OR PROCEEDING THE PARTIES HERETO MUTUALLY WAIVE TRIAL BY JURY.

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Section headings used herein or in any other Loan Document are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Letter Agreement or any other Loan Document.

This Letter Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Letter Agreement by signing and delivering one or more counterparts. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed an original signature page hereto.

[remainder of page intentionally left blank]

15

Please indicate your acknowledgment of, and agreement to, the foregoing by signing and returning the enclosed copy of this letter to the attention of the Bank.

Very truly yours,

BANK HAPOALIM B.M.

By:	Authorized Signatory
Name:
Title:

By:	Authorized Signatory
Name:
Title:

Acknowledged and Agreed to:

H LICENSING, LLC

By:	XCEL BRANDS, INC.,
Its Manager

By:	/s/ James Haran
Name: James Haran
Title: CFO

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name: Robert D’Loren
Title: CEO

SIGNATURE PAGE TO

LETTER AGREEMENT

Schedule I
to Letter Agreement between Bank Hapoalim B.M. and H Licensing, LLC

LITIGATION

None

Schedule II
to Letter Agreement between Bank Hapoalim B.M. and H Licensing, LLC

INDEBTEDNESS

Borrower may incur unsecured indebtedness for trade payables in the ordinary course of business and payable on normal trade terms.

Schedule III
to Letter Agreement between Bank Hapoalim B.M. and H Licensing, LLC

SUBSIDIARIES

None

Schedule IV
to Letter Agreement between Bank Hapoalim B.M. and H Licensing, LLC

ENCUMBRANCES

None

Exhibit A
to letter agreement between Bank Hapoalim B.M. and H Licensing, LLC

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (this “Certificate”) is delivered pursuant to Section 3(a)(iii) of the Letter Agreement dated as of December 22, 2014 among Bank Hapoalim B.M., Xcel Brands, Inc. and H Licensing, LLC (as amended, restated, supplemented or otherwise modified from time to time, the “Letter Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Letter Agreement and/or the Promissory Note.

I, the undersigned, an authorized officer or Manager of Xcel Brands, Inc. and H Licensing, LLC, do hereby certify pursuant to Section 3(a)(iii) of the Letter Agreement that:

1.	As of the date hereof, no Event of Default or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing.

2.	Since _____________ there has been no material adverse change in the business, condition (financial or otherwise) or operations of Xcel Brands, Inc. or H Licensing, LLC, and no event or condition has occurred that might have had a material adverse effect on the legality, validity or enforceability of any of the Loan Documents or the ability of Xcel Brands, Inc. or H Licensing, LLC to perform its obligations thereunder.

3.	Xcel Brands, Inc. and H Licensing, LLC are in compliance with the financial covenants set forth in Section 4 of the Letter Agreement. Attached to this Certificate as Annex A is a covenant compliance worksheet reflecting the computation of such financial covenants as of the date and for the period covered by the financial statements enclosed herewith. The information contained herein and in the attached financial information is true, correct and complete as of the last day of the period and for the period covered by the financial statements enclosed herewith.

IN WITNESS WHEREOF I have affixed my signature as of ___ day of _________ 20__.

H LICENSING, LLC

By:	Xcel Brands, Inc.,
Manager

By:	/s/ James Haran
Name: James Haran
Title: CFO

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name: Robert D’Loren
Title: CEO

ANNEX A

to Compliance Certificate

1.	Net Worth as of ____________, 201__ is $_________________.

2.	Liquid Assets as of __________, 201__ are $_________________.

3.	Fixed Charge Coverage Ratio as of ____________, 201__ is ___ to 1.00.

4.	Capital Expenditures for the fiscal year ending _____________, 201__ are $___________.

5.	EBITDA of Parent for the fiscal year ending ___________, 201_ is $___________.

6.	EBITDA of Borrower for the fiscal year ending ___________, 201_ is $___________.

7.	License Royalty Income as of ___________, 201_ is $___________.

Exhibit B

to letter agreement between Bank Hapoalim B.M. and H Licensing, LLC

FORM OF QUARTERLY ROYALTY COLLECTIONS REPORT

[See Attached]